EXHIBIT 21.1

Subsidiaries of the Registrant

RAE Systems Inc., a California corporation

RAE Systems (Asia) Limited, incorporated in Hong Kong

REnex Technology Limited, incorporated in Hong Kong

Wa-RAE Science Instrument (Shanghai) Incorporated, incorporated in the Jiading District of Shanghai

Nettaxi Online Communities, a Delaware corporation